UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 15, 2009

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-Tcommencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

Transfer Agreements

On April 15, 2009, Prime Sun Power Inc. (the “Company”) entered into four agreements to obtain licenses and land lease call option rights for the development of certain photovoltaic power plant projects in Italy.  These agreements included two Transfer Agreements: one for a project located in San Paolo, Italy (referred to herein as “Project San Paolo”) and one for a project located in Foggia/Apricena, Italy (referred to herein as “Project Puglia” and together with Project San Paolo, the “Projects”).  Both of the Projects will be located in the Puglia region of Italy.

Pursuant to the Transfer Agreements for the Projects, the Company will acquire option contracts from another party (referred to herein as the “Transferor”), as acquired from various landlords, and which, subject to the receipt of the necessary government permits, will allow the Company to acquire or lease certain land at specified prices for the purpose of constructing and installing photovoltaic plants.  The Transferor will assist the Company in obtaining certain key licenses.  The Company will pay the Transferor certain transaction fees upon the performance of certain conditions by the Transferor.

The Projects may collectively cover a total installed capacity of up to 83 MW (megawatts).  The acquisition of the licenses and the land lease call option rights are an important step for the Company in its goals to develop and manage photovoltaic plant projects in Italy.  The Company is in discussion with the municipality of San Paolo for the development of further photovoltaic plants.

Advisory Agreements

In addition, the Company has entered into two Advisory Agreements, one for each of Project San Paolo and Project Puglia.  Pursuant to these agreements, a local advisor will assist the Company in the development of each of the Projects.  The Company will pay the advisor certain success fees related to the aggregate building and installing costs of the PV Plants upon the achievement of certain milestones.

Item 8.01.    Other Events.

Change of Address

The Company has changed its address to 100 Wall Street, 21st Floor, New York, NY 10005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Barbara Salz
Name: Barbara Salz Title: Corporate Secretary

Date: April 21, 2009